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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

1. Patlex Corporation, a Pennsylvania corporation (as of August 20, 1996)

2. Database Technologies, Inc., a Florida corporation (as of August 20, 1996)